Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-221965

Supplement dated August 14, 2018)

CIT Group Inc.

$500,000,000 4.750% Senior Unsecured Notes due 2024 (the “Notes”)

Pricing Term Sheet

August 14, 2018

Issuer:	CIT Group Inc.

Trade Date:	August 14, 2018

Settlement Date:	August 17, 2018 (T+3)*

Principal Amount:	$500,000,000

Final Maturity Date:	February 16, 2024

Benchmark Treasury:	2.750% UST due July 31, 2023

Benchmark Treasury Price:	99-29+

Benchmark Treasury Yield:	2.767%

Spread to Benchmark Treasury:	198.3 basis points

Price to Public:	100.00%

Coupon:	4.750%

Yield to Maturity:	4.750%

Interest Payment Dates	February 16 and August 16, commencing February 16, 2019

Record Dates	February 1 and August 1

Optional Redemption:

Make-Whole Call:	Treasury Rate plus 30 basis points (before November 16, 2023)

Par Call:	On or after November 16, 2023

CUSIP/ISIN Number:	125581 GY8 /US125581GY89

Joint Book-Running Managers:	Barclays Capital Inc. Keefe, Bruyette & Woods, Inc.

Co-Managers:	CIT Capital Securities LLC Citigroup Global Markets Inc. Credit Suisse Securities (USA) LLC J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC

* Under Rule 15c6-1 of the Securities and Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing will be required, by virtue of the fact that the Notes will initially settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisors.

The “Description of Notes” section of the Preliminary Prospectus Supplement is hereby amended to replace the definition of “Reference Treasury Dealers” on page S-20 in its entirety with the following:

“Reference Treasury Dealers” means Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Credit Suisse Securities (USA) LLC and, in each case, their successors (each a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall resign as a Reference Treasury Dealer or cease to be a primary U.S. government securities dealer, CIT will substitute therefor another primary U.S. government securities dealer.

The “Underwriting” section of the Preliminary Prospectus Supplement is hereby amended to replace the seventh paragraph on page S-26 in its entirety with the following:

Bank of America, N.A., an affiliate of one of the underwriters, acts as administrative agent, letter of credit issuer and lender under our Revolving Credit Facility. Affiliates of certain of the other underwriters are lenders and/or agents under our Revolving Credit Facility.

The “Underwriting” section of the Preliminary Prospectus Supplement is hereby amended to add the following above “Notice to Prospective Investors” on page S-27:

Conflicts of Interest

CIT Capital Securities LLC is an affiliate of CIT Group Inc., and, as such, has a “conflict of interest” in this offering of Notes within the meaning of FINRA Rule 5121. Consequently, this offering is being conducted in compliance with the provisions of Rule 5121. CIT Capital Securities LLC is not permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Barclays Capital Inc.	(888) 603-5847
Keefe, Bruyette & Woods, A Stifel Company	(800) 966-1559

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.